CUSTODIAN SERVICES AGREEMENTS

This document relates to the assignment of each of the Custodian Services Agreements set forth on Schedule A, as each such agreement has been amended (each, an "Agreement"), by BNY Mellon Investment Servicing Trust Company (formerly, PFPC Trust Company) ("Trust Company") to The Bank of New York Mellon ("BNY Mellon"). In connection with the assignment of each of the Agreements by Trust Company to BNY Mellon, BNY Mellon agrees that on and after September 12, 2011, BNY Mellon will be bound by the terms of the Agreement, including expressly the covenants made by Trust Company in the Agreements prior to the assignment of the Agreements to BNY Mellon.

Dated: September 9, 2011

BNY Mellon Investment Servicing Trust      The Bank of New York Mellon
Company


By ______________________________          By ______________________________
Name: ___________________________          Name: ___________________________
Title: ____________________________        Title: ____________________________





Acknowledged:

First Trust Specialty Finance and Financial
Opportunities Fund


By ______________________________
Name: ___________________________
Title: ____________________________